Exhibit (d)(2)
CONFIDENTIAL
November 9, 2010
RC2 Corporation
1111 West 22nd Street
Suite 320
Oak Brook, IL 60523
     RE:      Confidentiality Agreement
Ladies and Gentlemen:
     Tomy Company, Ltd. (“Tomy”) has expressed an interest in exploring a possible strategic negotiated relationship or venture (a “Transaction”) with RC2 Corporation, a Delaware corporation (together with its subsidiaries and affiliates, the “Company”). Tomy and the Company are sometimes individually referred to herein as a “Party” and collectively referred to herein as the “Parties”. In connection with their interest in a Transaction, the Parties may request certain information relating to each other. As a condition to any information being furnished to the Parties and their Representatives (as defined below), Tomy and the Company agree to be bound by the terms and conditions set forth in this letter agreement (this “Agreement”). Each Party further agrees to inform each of its Representatives to whom any information subject to this Agreement is disclosed of the terms and conditions of this Agreement, and to direct each such Representative to fully observe and be bound by this Agreement (other than Section 11 hereof, except as provided therein) to the same extent as if such Representative were a Party. As used in this Agreement, the Party disclosing Proprietary Information is the “Disclosing Party” and the Party receiving the Proprietary Information is the “Recipient”.
     1. Proprietary Information. As used in this Agreement, the term “Proprietary Information” means all information (whether oral, written or electronic) concerning the Disclosing Party which is furnished to the Recipient by or on behalf of the Disclosing Party or any of its Representatives, and all portions of analyses, data, compilations, notes, forecasts, summaries, studies and other materials prepared by the Recipient or its Representatives, or otherwise on the Recipient’s behalf, that contain, reflect or are based in whole or in part, on such information. The term “Proprietary Information” shall not include, however, information that: (a) is or becomes generally available to the public other than as a result of a disclosure or other action by the Recipient or its Representatives; (b) was in the Recipient’s possession and obtained on a non-confidential basis prior to the disclosure thereof by the Disclosing Party or its Representatives; (c) becomes available to the Recipient on a non-confidential basis from a person other than the Disclosing Party or its Representatives who is not to the Recipient’s knowledge otherwise bound by any obligation of confidentiality with respect thereto; or (d) is independently developed by the Recipient or its Representatives without reference to any Proprietary Information.
     2. Representatives. As used in this Agreement, the term “Representatives” means, as to any person, such person’s affiliates and its and their directors, officers, employees, agents and advisors (including, without limitation, financial advisors, counsel and accountants).
     3. Restrictions on Use and Disclosure. Subject to Section 4 below, unless otherwise agreed to by the Parties in writing, each Party agrees, for a period of two (2) years from the date of this Agreement: (a) to keep all Proprietary Information confidential and not to disclose or reveal any Proprietary Information to any person other than its Representatives who are participating in the evaluation of a

Transaction on its behalf; and (b) not to use Proprietary Information for any purpose other than its evaluation of a Transaction. Each Party agrees to take reasonable measures to restrain its Representatives from prohibited or unauthorized disclosure or use of any Proprietary Information and, regardless of compliance by such Party with the foregoing, shall be responsible and liable to the Disclosing Party for any breach of the terms of this Agreement by the Recipient or any of its Representatives. Neither Party shall, without the other Party’s prior written consent, disclose to any person (other than those of its Representatives who are participating in the evaluation of a Transaction) any information relating to a Transaction, any proposed terms or conditions of a Transaction, or any other information or matters relating thereto, including, without limitation, the fact that discussions are taking place with respect thereto, the status thereof or the fact that Proprietary Information has been made available to such Party or its Representatives. Each Party agrees to take reasonable measures to restrain its respective Representatives from prohibited or unauthorized disclosure of any information relating to a Transaction and, regardless of compliance by such Party with the foregoing, shall be responsible and liable to the other Party for any breach of the terms of this Agreement by any of its Representatives.
     4. Compelled Disclosure. In the event that a Recipient or any of its Representatives is legally compelled pursuant to a subpoena, civil investigative demand, regulatory demand or similar process, or is required pursuant to applicable law, rule, regulation, stock exchange rule or disclosure requirement of the Securities and Exchange Commission or the Financial Instruments and Exchange Law and the relevant Cabinet Order hereunder (collectively, “Law”), to disclose any Proprietary Information or either Party is legally compelled or required by Law to disclose any other information concerning a Transaction, the compelled Party agrees that it shall provide the non-compelled Party with prompt notice of such request or requirement as far in advance of its disclosure as is reasonably practicable, and will in good faith consult with and consider the suggestions of the non-compelled Party concerning the nature and scope of the information the compelled Party proposes to disclose. Each Party agrees to cooperate fully with and not to oppose any action by the non-compelled Party to obtain a protective order or other appropriate remedy, if applicable, in order to limit such disclosure. In the event that no such protective order or other remedy is obtained, or in the event that the non-compelled Party waives compliance with the terms of this Agreement, the compelled Party may disclose only that part of the Proprietary Information or other information concerning a Transaction as it is advised by its legal counsel is required to be disclosed, and shall use its reasonable best efforts to ensure that all Proprietary Information and other information concerning a Transaction that is so disclosed will be accorded confidential treatment to the extent permitted by applicable law, rules and regulations.
     5. Ownership. The Recipient acknowledges that the Proprietary Information is and shall remain the sole and exclusive property of the Disclosing Party, and that the Disclosing Party has the exclusive right, title and interest to such Proprietary Information. No right or license, by implication or otherwise, is granted by the Disclosing Party as a result of this Agreement or as a result of any disclosure of Proprietary Information.
     6. Return or Destruction. In the event that a Transaction is not consummated, or at any time upon the written request of the Disclosing Party for any reason, the Recipient will promptly, at its sole option (which will be promptly communicated to the Disclosing Party), destroy or redeliver to the Disclosing Party all written, electronic or tangible Proprietary Information provided to it or its Representatives by or on behalf of the Disclosing Party or its Representatives, and the Recipient and its Representatives shall not retain any copies, extracts or other reproductions in whole or in part of such written material. Notwithstanding the return or destruction of the Proprietary Information, the Recipient and its Representatives will continue to be bound by their obligations of confidentiality and other obligations hereunder. Notwithstanding the foregoing, the Recipient and its Representatives may retain (i) solely for compliance purposes copies of the Proprietary Information in order to comply with Law, regulation or professional standards and (ii) electronic copies resulting from automatic processes or in accordance with document or communications retention policies; provided, however, that any Proprietary Information retained in any such case will continue to be held as confidential and not used for any commercial purpose pursuant to and in accordance with the terms of this Agreement.
     7. No Warranty or Agreement. The Parties acknowledge that neither the Company nor Tomy nor any of their respective Representatives makes any express or implied representation or warranty as to the accuracy or completeness of any information provided to the other Party or its Representatives. Except as may be provided in a definitive written agreement with regard to any Transaction between the Company and Tomy, each Party agrees that neither Party nor any of their respective Representatives shall have any liability to the other Party or any of its Representatives relating to or arising from the use of any information by such other Party or its Representatives or for any errors in or omissions from such information or, except as expressly set forth in this Agreement, be under any obligation in connection with a Transaction, any other strategic transaction or any process relating thereto. Either Party may terminate access to Proprietary Information at any time and for any reason.
     8. Standstill. For a period of one year from the date hereof (the “Standstill Period”), each Party agrees that neither it nor its subsidiaries or affiliates alone, through its Representatives or with others will, in any manner, unless invited by the Board of Directors of the other Party in writing: (i) acquire, offer, propose (whether publicly or otherwise), solicit or seek to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of the other Party or any subsidiary thereof or any assets of the other Party, (ii) solicit, seek or offer to effect, or actually effect, negotiate with, or make or participate in any statement or proposal, whether written or oral, either alone or in concert with others, to the other Party or any of its stockholders or make or participate in any public announcement or proposal or offer whatsoever (including, but not limited to, any “solicitation” of “proxies” as such terms are defined or used in the proxy rules of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the Financial Instruments and Exchange Law and the relevant Cabinet Law thereunder, as applicable, to vote, or to seek to advise or influence any person with respect to the voting of any securities of the other Party) with respect to (a) any form of business combination or similar transaction, including, a merger, tender or exchange offer or liquidation of the other Party’s assets, (b) any form of restructuring, recapitalization or similar transaction with respect to the other Party or any of its subsidiaries, (c) any purchase of any securities or any material or substantial portion of assets, or rights to acquire any securities or any material or substantial portion of assets, of the other Party or any of its subsidiaries, (d) any proposal to seek representation on the board of directors of the other Party or otherwise to seek to control or to influence the board of directors of the other Party, the management or the policies of the other Party or any of its subsidiaries, (e) forming, joining or in any way participating, or directing any person to form, join or in any way participate, in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any securities of the other Party or any of its subsidiaries or (f) disclosing or directing any person to disclose, any intention, plan or arrangement inconsistent with the foregoing or (iii) instigate, advise, encourage, assist or direct any third party to do any of the foregoing. Each Party also agrees, and agrees on behalf of its subsidiaries and affiliates referred to in the first sentence of this paragraph, during such period not to (x) request the other Party, any of its subsidiaries or any of their respective directors, officers, employees, affiliates and representatives, directly or indirectly, to amend, waive or terminate any provisions of this paragraph (including this sentence) or (y) take any action which might require the other Party or any of its subsidiaries to make a public announcement regarding any of the matters specified in this paragraph. The limitations and prohibitions on each Party set forth in this paragraph shall no longer apply from the earliest of (x) the date the other Party publicly announces it has entered into a definitive written agreement with any person or group other than the first Party which provides for any transaction where such person or group (or such person’s or group’s stockholders) would be acquiring at least 50% or more of the outstanding capital stock of the other Party or all or substantially all of the assets of the other Party (each, a “Third Party Acquisition”) or (y) the date the other Party recommends that its stockholders accept a tender or exchange offer by one or more third parties to acquire

50% or more of the equity of such Party or the date the Board of Directors of the other Party both (i) withdraws its recommendation against such tender or exchange offer and (ii) adopts either (A) a recommendation that the stockholders accept such tender or exchange offer or (B) a position of neutrality.
     9. Securities Laws. Each Party is aware, and will advise its respective Representatives who are informed of the matters that are the subject of this Agreement, of the restrictions imposed by (i) the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information or (ii) the insider trading rules under the Japanese securities law.
     10. No Implied Obligations. This Agreement binds the Parties only with respect to the matters expressly set forth herein. Neither Party has any obligation to disclose any information to the other Party or its Representatives. Neither Party is bound or committed to negotiate or consummate a Transaction unless and until a definitive written agreement regarding such Transaction has been executed and delivered on behalf of both Parties by their duly authorized officers, in which case the obligations of the parties to consummate such Transaction and to negotiate any matters in connection therewith shall be subject to, and governed solely by, the terms and conditions of such definitive written agreement.
     11. Non-Exclusive Remedies. It is understood and agreed that each Party’s Proprietary Information is special, unique and of extraordinary character, and that the Party may be irreparably harmed by a breach of this Agreement by the other Party. Without prejudice to the rights and remedies otherwise available to a Party, each Party agrees that the other Party shall be entitled to equitable relief by way of injunction or otherwise if such Party or any of its respective Representatives breach or threaten to breach any of the provisions of this Agreement.
     12. Assignment. Each Party agrees that the rights and remedies of the other Party under this Agreement shall inure to the benefit of, and shall be separately enforceable by, the other Party and its successors and permitted assigns. Neither Party shall assign this Agreement without the prior written consent of the other Party except that, without such consent, each Party shall cause all of its obligations under this Agreement to be assumed, either in writing or by operation of law, by any successor (by merger, sale of assets or otherwise) to the business of such Party or of any portion thereof. No assignment of this Agreement or of any rights or obligations hereunder shall relieve a Party of any of its obligations hereunder.
     13. Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be performed in that State, without regard to conflict of laws principles. The Parties hereto agree that venue in any and all actions and proceedings related to this Agreement shall be had in the State and Federal courts located in the city of New York, New York, which courts shall have personal and subject matter jurisdiction for such purpose, and the parties hereto irrevocably submit to the jurisdiction of such courts and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. Tomy has designated and will maintain a person in the following position as its agent to accept service of process on its behalf.

Name:	TOMY Corporation
Address:	3 MacArthur Place, Suite 950, Santa Ana, CA 92707, USA
Attention:	Isamu Takahashi, President and CEO
     14. Communications. Neither Party will (A) initiate or cause to be initiated any communication to the other Party or any of its employees (other than through the persons specified on

Annex A in the case of communications to the Company and other than through the persons specified on Annex B in the case of communications to Tomy) concerning the Proprietary Information or any potential Transaction or (B) make contact with any other Representative of the other Party that is not aware that a Transaction is contemplated under circumstances that are reasonably likely to result in such other Representative becoming aware that a Transaction is contemplated or that the parties may be interested in pursuing a Transaction unless the other Party has given its prior written consent or a potential Transaction is disclosed pursuant to Section 4 hereof.
     15. Employees. Neither Party will, for the one-year period from the date of this Agreement, solicit or cause to be solicited the employment of, or hire, any officer or any other senior manager of the other Party met during such Party’s evaluation of a potential Transaction; provided, however, that the foregoing shall not apply to (i) any such employee who was not employed by the other Party at the commencement of any such solicitation, (ii) any employees solicited or employed as a result of generalized searches for employees by use of advertisements in the media which are not targeted at employees of the other Party, (iii) the employment of any such employee who contacts a Party on his or her own initiative without any direct or indirect solicitation from such party, or (iv) the solicitation or employment of any employee as a result of or in connection with the consummation of a Transaction.
     16. Miscellaneous. Tomy and the Company each agree to bear its respective costs and expenses, including, without limitation, expenses of counsel, outside auditors, advisors and consultants, in connection with the evaluation of a possible Transaction. This Agreement contains the entire agreement between the Company and Tomy concerning the subject matter hereof, and no modification of this Agreement or waiver of any terms hereof shall be binding upon the Company or Tomy, unless approved in writing by both of the parties hereto. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. If any provision of this Agreement shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Agreement but shall be confined in its operation to the provision of this Agreement directly involved in the controversy in which such judgment shall have been rendered. This Agreement may be executed in counterparts and by original, facsimile or electronic signatures, each of which shall be an original, but all of which together shall constitute one and the same agreement.
[Signature page follows.]

     Please confirm your agreement with the foregoing by signing and returning to the undersigned a copy of this Agreement.

TOMY COMPANY, LTD.
By:	/s/ KANTARO TOMIYAMA
	Name:	KANTARO TOMIYAMA
	Title:	PRESIDENT & CEO

Accepted and agreed as of the date set forth above: RC2 CORPORATION
By:	/s/ Curt Stoelting
	Name:	Curt Stoelting
	Title:	CEO
- Execution Version-

ANNEX A
Company Permitted Contacts
Curtis W. Stoelting, CEO
Peter J. Henseler, President
Peter A. Nicholson, CFO
Gregory J. Kilrea, COO
Execution Version

ANNEX B
Tomy Permitted Contacts
Kantaro Tomiyama, Board Director, President & CEO
Shiryo Okuaki, Board Director, Executive Vice President
Toshiki Miura, Board Director, CFO
Isamu Takahashi, Board Director, Executive Managing Officer
Masayuki Nagatake, Executive General Manager, Corporate Strategy
Takahiro Ishidate, General Manager, Legal
Execution Version